Exhibit 99.1

GEOMET ANNOUNCES APPOINTMENT OF NEW DIRECTOR TO REPLACE RESIGNING DIRECTOR

HOUSTON, April 7, 2011 – GeoMet, Inc. (NASDAQ: GMET) announced today the appointment of Robert E. Creager to its Board of Directors effective today and the acceptance of the resignation of J. Hord Armstrong, III from the Board effective yesterday. Mr. Creager has also been appointed the Chairman of the Audit Committee and a member of the Nominating, Corporate Governance and Ethics Committee and has also been nominated to stand for re-election to the Company’s Board of Directors, along with the remaining existing members of the Board, at the Annual Meeting of Stockholders which is scheduled to be held May 6, 2011.

Mr. Creager has over 38 years of public accounting and industry experience. From 1982 until his retirement in 2009, Mr. Creager was an Audit Partner with PricewaterhouseCoopers LLP, serving as the Audit Practice Leader of the Houston office from 2001 to 2007. His audit clients included multiple energy and energy service companies.

Mr. Armstrong has served as a Director since 2006. He has served as chairman of the Board’s Audit Committee since 2006 and was also a member of the Nominating, Corporate Governance and Ethics Committee. Mr. Armstrong’s decision to resign from the Board was not in connection with any disagreement with the Company.

Commenting on his decision Mr. Armstrong stated, “I have had the pleasure of being a part of GeoMet since before the Company completed its IPO in 2006. Unfortunately, increasing commitments on my time due to my position as Chairman of Armstrong Land Company, LLC make continued active participation as a Board member impossible.”

Commenting on these announcements J. Darby Seré, President and CEO stated, “On behalf of the entire Board, I want to thank Hord for his service to the Company. I will personally miss his candor in the boardroom and his common sense approach to resolving the complex issues that the Company faced during his tenure. We are fortunate to have someone with Bob Creager’s experience and background to assume the positions being vacated by Hord. We all look forward to working with Bob.”

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.